400 Collins Road, NE
Cedar Rapids, IA 52498
Exhibit 99.1

NEWS RELEASE

Rockwell Collins elects John Edwardson as new board member

CEDAR RAPIDS, Iowa (Nov. 14, 2012) - The Rockwell Collins Board of Directors has elected John A. Edwardson to the company's Board of Directors. He is replacing Donald R. Beall, who is retiring from our Board in February 2013. Mr. Edwardson will be subject to re-election at the company's annual shareowners meeting in February 2013.

Mr. Edwardson is currently the Chairman of CDW Corporation and served as the Chief Executive Officer of CDW for approximately eleven years. He has served as the President and Chief Operating Officer of UAL Corporation and United Airlines. He is currently on the Board of Directors of FedEx, Northwestern Memorial Hospital and the Art Institute of Chicago.

“John Edwardson brings a strong business background to our board of directors,” said Rockwell Collins Chairman and CEO Clay Jones. “His leadership ability, knowledge of technology and air transport industry experience will be invaluable to our company. I would also like to thank Don Beall for his outstanding service on our Board since June 2001 when we became a public company.”

Edwardson holds a masters of business administration from the University of Chicago Booth School of Business. He also holds a Bachelor of Science degree in industrial engineering from Purdue University.

Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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Pam Tvrdy
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pjtvrdy@rockwellcollins.com

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319.295.2908 office
djgosch@rockwellcollins.com

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